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                                                                      Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Safeguard Scientifics, Inc.

We consent to the incorporation by reference in the Registration Statements (nos. 2-72362, 33-48462, and 333-69246) on Form S-8 of Safeguard Scientifics, Inc. of our report dated June 13, 2002 relating to the statements of net assets available for plan benefits of Safeguard Scientifics, Inc. Retirement Plan as of December 31, 2001 and 2000 and the statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2001 which report is included in the annual report on Form 11-K of Safeguard Scientifics, Inc. Retirement Plan for the year ended December 31, 2001.


/s/ KPMG LLP

Philadelphia, Pennsylvania

June 25, 2002